EXHIBIT 10.10
Current Company Director Fee Arrangements
Directors of the Company receive fees for service on the Board of Directors of Heritage Financial Group and its subsidiaries. For the year ended December 31, 2007, Antone D. Lehr, Chairman of the Company will receive $62,000, Joseph C. Burger, Vice Chairman of the Company will receive $57,600 and Douglas J. McGinley, will receive $30,600, for service on the Boards and all Board Committees. J. Lee Stanley and J. Keith Land will receive $28,500, for service on the Board of the Company and all Board Committees.
The employee directors of the Company will receive no compensation for Board service.